Exhibit (a)(30)

Joseph B. Leonard

Chairman and

Chief Executive Officer

February 1, 2007

John F. Bergstrom

Director

Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, Wisconsin 53154

James R. Boris

Director

Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, Wisconsin 53154

Frederick P. Stratton, Jr.

Director

Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, Wisconsin 53154

Gentlemen:

We are writing to inform you that today, we delivered to the Secretary of Midwest Air Group, Inc. (“Midwest”), in conformity with section 11(b) of Midwest’s by-laws and the instructions provided under the heading “Other Matters” set forth in Midwest’s proxy statement for the 2006 annual meeting of shareholders, a shareholder notice of director nominations (the “Notice”). The Notice contains nominations for directors to fill the director positions that are expiring at Midwest’s 2007 annual meeting of shareholders, which positions are currently held by you.

Please note that the Notice has been delivered at this time as required by the advance notice requirement contained in section 11(b) of Midwest’s by-laws, but that we are still prepared to discuss with you and the other Midwest board members a mutually beneficial, negotiated transaction. We continue to believe that a combination of our two companies will benefit our companies, shareholders, customers and employees; therefore, we have nominated individuals to fill the director positions who, in our opinion, share our belief. It is our opinion that, subject to fulfillment of the fiduciary duties that our director nominees would have as directors of Midwest, such nominees would consider taking action to remove obstacles to the shareholders of Midwest determining whether to accept our exchange offer.

We also believe that it would be in the best interests of the combined company to maintain representation on the board of directors that includes members from the Midwestern region of the United States. Therefore, if we are successful in consummating our exchange offer and the proposed merger of our two companies, we would likely consider expanding the board of directors of the combined company and appointing members who previously served as members of Midwest’s board of directors.

Please feel free to contact me with any questions or comments.

Sincerely,

AIRTRAN HOLDINGS, INC.

Joseph B. Leonard